Rackspace Hosting Reports Third Quarter 2012 Results
For the quarter ended September 30, 2012:

•	Net revenue of $336 million grew 27% year-over-year

•	Adjusted EBITDA(1) of $122 million grew 38% year-over-year

•	Achieved adjusted EBITDA margin of 36.2%, up from 33.3% year-over-year

•	Net income of $27 million grew 36% year-over-year

SAN ANTONIO - November 6, 2012 - Rackspace® Hosting, Inc. (NYSE: RAX), the open cloud company, announced financial results for the quarter ended September 30, 2012.
Net revenue for the third quarter of 2012 was $336 million, up 5.3% from the previous quarter and 27% from the third quarter of 2011. Net revenue for the third quarter of 2012 was negatively impacted by currency exchange rates, when compared to the third quarter of 2011, by $1.5 million, and was negatively impacted compared to the previous quarter by $0.1 million.
Total server count increased to 89,051 up from 84,978 servers at the end of the previous quarter, and total customers increased to 197,635, up from 190,958 at the end of the previous quarter.
“We have successfully enhanced our product and services portfolio while managing a rapidly growing business and building a better economic model. We believe the work we’ve accomplished so far in 2012 increases our competitiveness in this massive cloud opportunity,” said Karl Pichler, chief financial officer.
Adjusted EBITDA for the quarter was $122 million, an 8.8% increase compared to the second quarter of 2012 and a 38% increase compared to the third quarter of 2011. The adjusted EBITDA margin for the quarter was 36.2% compared to 35.1% in the previous quarter and 33.3% for the third quarter of 2011.
Consistent with prior periods, adjusted EBITDA and adjusted EBITDA margin were negatively impacted by a non-cash charge relating to data center operating leases. During the third quarter of 2012, the non-cash data center lease charge was $2.3 million.
Net income was $27 million for the quarter, up 8.2% from the previous quarter and up 36% from the third quarter of 2011. Net income margin for the quarter was 8.1% compared to 7.9% for the previous quarter and 7.6% in the third quarter of 2011.
Cash flow from operating activities was $100 million for the third quarter of 2012. Capital expenditures were $85 million, including $51 million for purchases of customer gear, $5.8 million for data center build outs, $3.4 million for office build outs and $25 million for capitalized software and other projects.
Adjusted free cash flow(1) for the quarter was $34.1 million. Return on capital(1) improved to 16.0% in the third quarter, compared to 15.5% in the prior quarter and 14.8% in the third quarter of 2011. Average monthly revenue per server grew for the thirteenth consecutive quarter to $1,287 from $1,270 in the prior quarter and $1,155 in the third quarter of 2011.
At the end of the third quarter of 2012, cash and cash equivalents were $258 million, and debt including capital lease obligations totaled $150 million.
On a worldwide basis, Rackspace employed 4,596 Rackers as of September 30, 2012, up from 4,528 in the previous quarter.
“Rackspace just open sourced the cloud. We're excited to report that the rollout of our new Open Cloud platform, built on OpenStack, is finally complete. With the new products now in production, Rackspace offers a better, faster and more valuable cloud experience, built on an open platform that gives our customers true choice and control without the fear of being locked-in to one vendor’s technology. Rackspace customers can choose how, where, and with whom they deploy applications, as well as the deployment option that best fits their needs – whether that’s public, private or a hybrid cloud infrastructure, all backed by our unmatched culture of customer service, known throughout the industry as Fanatical Support®,” said Lanham Napier, chief executive officer.

Rackspace Developments and Business Highlights

•
Rackspace introduced a suite of open cloud products including Cloud Servers, Cloud Monitoring, Private Cloud Software, and Critical Application Services. The introduction of these open cloud products marks the first time any company has deployed a large-scale open source public cloud powered by OpenStack®. Customers can now select from private, public or hybrid offerings and have the flexibility to deploy their solutions in a Rackspace data center or another data center of their choice. For the first time, Rackspace’s open cloud products also give application developers and IT organizations in businesses large and small the ability to build, test and deploy applications in the cloud without being locked-in to a single provider.

We announced the release of Rackspace Private Cloud software, powered by OpenStack – making it simple and easy for companies to install, test and run a multi-node OpenStack-based private cloud environment in their own data center, at Rackspace, or in a collocation facility.

Rackspace also extended Critical Application Services to the open cloud, allowing companies to focus on their core business while Rackspace keeps their vital apps running smoothly. To provide this service level, Rackspace uses a unique combination of web-scale engineers, on-going consultation, and performance monitoring through a CA Technologies application performance management solution. Every environment is tailored to the customer’s specific business needs.

Rackspace also announced the release of Rackspace Cloud Monitoring, a flexible and highly scalable solution that empowers customers to track the health of their infrastructure - including websites, ports and protocols. The service provides real-time alerts allowing customers to react quickly and help prevent downtime. With Rackspace Cloud Monitoring, customers can easily monitor their infrastructure whether it’s hosted on-premise or off-premise, with any cloud provider and in any location across the globe.

•
Rackspace launched its first Australian data center, located at Erskine Park in Western Sydney. The new multi-million dollar investment will support the company's ongoing growth in Australia. Rackspace can now offer local dedicated hosting and managed virtualization solutions to larger IT customers looking to deploy enterprise grade private cloud solutions based on VMware. Target customers include large enterprises, financial firms, government entities, and other customers who prefer to keep their data onshore. The data center also provides the perfect launch pad for Rackspace's OpenStack-based Open Cloud platform, expected to launch into the local market.

•
Rackspace acquired Mailgun to further enhance Rackspace’s product portfolio, making it easy to integrate cloud-based email services into applications and websites within minutes. Mailgun provides a powerful set of APIs that allows users to send, receive, and track email easily from within their applications – without managing an email server or becoming an expert in email setup, operations and deliverability. This full-featured email service allows customers to engage their users and optimize the email capability of their application and websites with all the analytics and data needed to measure the impact.

•
Rackspace was included in FORTUNE's fastest growing companies list. We appear at number 67 and are listed among names such as Apple, OpenTable and F5. This recognition is a reflection of the hard work and commitment Rackers put forth every single day. Our company is growing during a time of economic struggle and it’s rewarding to be recognized by a reputable source such as FORTUNE.

Conference Call and Webcast
Management will host a conference call to discuss the results starting today at 4:30 p.m. ET.
To access the conference call, please dial 888-587-0611 from the United States and Canada or dial 719-325-2421 from abroad and reference pass code 1014272. A live webcast and a replay of the conference call will be available on Rackspace's website, located at http://ir.rackspace.com.

About Rackspace Hosting

Rackspace® Hosting (NYSE: RAX) is the open cloud company, delivering open technologies and powering more than 190,000 customers worldwide. Rackspace provides its renowned Fanatical Support® across a broad portfolio of IT products, including Public Cloud, Private Cloud, Hybrid Hosting and Dedicated Hosting. The company offers choice, flexibility and freedom from vendor lock in. Rackspace has been recognized by Bloomberg BusinessWeek as a Top 100 Performing Technology Company and is featured on Fortune’s list of 100 Best Companies to Work For. Rackspace was positioned in the Leaders Quadrant by Gartner Inc. in the “2011 Magic Quadrant for Managed Hosting.” Rackspace is headquartered in San Antonio with offices and data centers around the world. For more information, visit www.rackspace.com.

Forward Looking Statements
This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Rackspace Hosting could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements concerning expected operational and financial results, long-term investment strategies, growth plans, expected results from the integration of technologies and acquired businesses, and the performance or market share relating to products and services; any statements of expectation or belief; and any statements or assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include infrastructure failures, the deterioration of economic conditions or fluctuations, disruptions, instability or downturns in the economy, the effectiveness of managing company growth, technological and competitive factors, regulatory factors, and other risks that are described in Rackspace Hosting’s Form 10-K for the year ended December 31, 2011, filed with the SEC on February 17, 2012 and in Rackspace Hosting’s Form 10-Q for the quarter ended September 30, 2012, expected to be filed later this week. Except as required by law, Rackspace Hosting assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Investor Relations        Corporate Communications
Bryan McGrath            Rachel Ferry
210-312-5230            210-312-3732
ir@rackspace.com        rachel.ferry@rackspace.com

Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
(In thousands, except per share data)	September 30, 2011	June 30, 2012	September 30, 2012	September 30, 2011	September 30, 2012
Net revenue	$264,572	$318,990	$335,985	$741,803	$956,330
Costs and expenses:
Cost of revenue	82,445	90,052	94,731	226,244	272,023
Sales and marketing	31,838	39,613	38,924	93,053	117,039
General and administrative	69,701	86,813	93,028	198,232	263,219
Depreciation and amortization	49,518	61,808	63,972	140,568	180,931
Total costs and expenses	233,502	278,286	290,655	658,097	833,212
Income from operations	31,070	40,704	45,330	83,706	123,118
Other income (expense):
Interest expense	(1,531)	(1,233)	(1,253)	(4,544)	(3,758)
Interest and other income (expense)	(276)	(405)	38	(968)	(230)
Total other income (expense)	(1,807)	(1,638)	(1,215)	(5,512)	(3,988)
Income before income taxes	29,263	39,066	44,115	78,194	119,130
Income taxes	9,281	13,932	16,918	26,830	43,619
Net income	$19,982	$25,134	$27,197	$51,364	$75,511

Net income per share
Basic	$0.15	$0.19	$0.20	$0.40	$0.56
Diluted	$0.14	$0.18	$0.19	$0.37	$0.54

Weighted average number of shares outstanding
Basic	130,662	135,033	135,946	129,414	134,683
Diluted	138,453	140,786	141,474	137,751	140,794

Consolidated Balance Sheets

(In thousands)	December 31, 2011	September 30, 2012
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$159,856	$257,651
Accounts receivable, net of allowance for doubtful accounts and customer credits of $3,420 as of December 31, 2011 and $4,031 as of September 30, 2012	68,709	94,271
Deferred income taxes	9,841	7,366
Prepaid expenses	22,006	32,428
Other current assets	2,953	3,733
Total current assets	263,365	395,449

Property and equipment, net	627,490	705,153
Goodwill	59,993	68,742
Intangible assets, net	26,034	25,189
Other non-current assets	49,600	47,232
Total assets	$1,026,482	$1,241,765

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$156,004	$177,328
Current portion of deferred revenue	14,835	15,253
Current portion of obligations under capital leases	66,031	69,961
Current portion of debt	879	2,346
Total current liabilities	237,749	264,888

Non-current deferred revenue	3,446	3,230
Non-current obligations under capital leases	72,216	75,150
Non-current debt	—	2,655
Non-current deferred income taxes	68,781	59,612
Non-current deferred rent	23,343	29,742
Other non-current liabilities	21,524	24,554
Total liabilities	427,059	459,831

COMMITMENTS AND CONTINGENCIES

Stockholders' equity:
Common stock	132	137
Additional paid-in capital	383,031	483,196
Accumulated other comprehensive loss	(14,732)	(7,902)
Retained earnings	230,992	306,503
Total stockholders’ equity	599,423	781,934
Total liabilities and stockholders’ equity	$1,026,482	$1,241,765

Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended			Nine Months Ended
(in thousands)	September 30, 2011	June 30, 2012	September 30, 2012	September 30, 2011	September 30, 2012
Cash Flows From Operating Activities
Net income	$19,982	$25,134	$27,197	$51,364	$75,511
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	49,518	61,808	63,972	140,568	180,931
Loss on disposal of equipment, net	85	86	597	357	962
Provision for bad debts and customer credits	1,224	1,678	1,426	4,462	4,559
Deferred income taxes	3,330	(1,602)	1,120	9,189	3,793
Deferred rent	2,457	2,120	2,279	8,271	6,329
Share-based compensation expense	7,395	9,375	12,418	21,188	30,302
Excess tax benefits from share-based compensation arrangements	(10,326)	(9,601)	(5,145)	(11,916)	(34,981)
Changes in certain assets and liabilities
Accounts receivable	507	(10,306)	(9,789)	(17,363)	(29,103)
Income taxes receivable	2,469	—	—	4,397	—
Prepaid expenses and other current assets	(12,569)	6,172	(18,910)	(10,091)	(11,030)
Accounts payable and accrued expenses (1)	5,014	15,722	26,222	25,329	51,785
Deferred revenue	(773)	(791)	(997)	(1,096)	(292)
All other operating activities	(461)	1,534	(190)	517	524
Net cash provided by operating activities	67,852	101,329	100,200	225,176	279,290

Cash Flows From Investing Activities
Purchases of property and equipment (1)	(67,916)	(65,786)	(54,644)	(189,898)	(188,034)
Acquisitions, net of cash acquired	—	—	(5,233)	(952)	(5,945)
All other investing activities	105	32	3	105	42
Net cash used in investing activities	(67,811)	(65,754)	(59,874)	(190,745)	(193,937)

Cash Flows From Financing Activities
Principal payments of capital leases	(17,434)	(17,769)	(17,928)	(48,854)	(52,970)
Principal payments of notes payable	(435)	(440)	(1,032)	(1,476)	(1,911)
Payments for debt issuance costs	(1,114)	—	—	(1,114)	—
Payments for deferred acquisition obligations	(2,900)	(2,900)	—	(2,900)	(4,726)
Proceeds from notes payable	—	—	691	—	691
Receipt of Texas Enterprise Fund Grant	—	—	—	—	3,500
Proceeds from employee stock plans	4,815	5,462	13,671	27,782	31,514
Excess tax benefits from share-based compensation arrangements	10,326	9,601	5,145	11,916	34,981
Net cash provided by (used in) financing activities	(6,742)	(6,046)	547	(14,646)	11,079

Effect of exchange rate changes on cash and cash equivalents	(644)	(612)	1,330	(46)	1,363

Increase (decrease) in cash and cash equivalents	(7,345)	28,917	42,203	19,739	97,795
Cash and cash equivalents, beginning of period	132,025	186,531	215,448	104,941	159,856
Cash and cash equivalents, end of period	$124,680	$215,448	$257,651	$124,680	$257,651

Supplemental cash flow information:
Acquisition of property and equipment by vendor financed capital leases	$23,179	$21,380	$15,889	$62,755	$59,833
Acquisition of property and equipment by vendor financed notes payable	—	2,045	3,192	—	5,237
Increase (decrease) in property and equipment in accounts payable and accrued expenses	2,463	(7,243)	11,658	12,886	(3,437)
Non-cash purchases of property and equipment	$25,642	$16,182	$30,739	$75,641	$61,633

Shares issued in business combinations	$—	$—	$2,745	$—	$2,745
Cash payments for interest, net of amount capitalized	$1,580	$1,208	$1,122	$4,356	$3,588
Cash payments for income taxes	$3,782	$2,117	$3,796	$15,417	$7,868

(1)
The amounts for the three and nine months ended September 30, 2011 and the three months ended June 30, 2012 were corrected for immaterial errors. The change was a reclassification between purchases of property and equipment in investing activities and the change in accounts payable and accrued expenses in operating activities. The impact of the change is reflected in the supplemental line "Increase (decrease) in property and equipment in accounts payable and accrued expenses." There were no changes to the other financial statements.

Key Metrics - Quarter to Date
(Unaudited)

	Three Months Ended
(Dollar amounts in thousands, except average monthly revenue per server)	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012
Growth
Dedicated Cloud, net revenue	$213,899	$224,808	$236,604	$246,417	$256,559
Public Cloud, net revenue	$50,673	$58,453	$64,751	$72,573	$79,426
Net revenue	$264,572	$283,261	$301,355	$318,990	$335,985
Revenue growth (year over year)	32.5%	31.9%	31.0%	29.0%	27.0%

Net upgrades (monthly average)	1.8%	2.0%	1.5%	1.7%	1.6%
Churn (monthly average)	-0.9%	-0.8%	-0.8%	-0.8%	-0.8%
Growth in installed base (monthly average) (2)	0.9%	1.2%	0.7%	1.0%	0.8%

Number of customers at period end (3)	161,422	172,510	180,866	190,958	197,635
Number of employees (Rackers) at period end	3,799	4,040	4,335	4,528	4,596

Number of servers deployed at period end	78,717	79,805	82,438	84,978	89,051
Average monthly revenue per server	$1,155	$1,191	$1,238	$1,270	$1,287

Profitability
Income from operations	$31,070	$39,765	$37,084	$40,704	$45,330
Depreciation and amortization	$49,518	$54,844	$55,151	$61,808	$63,972
Share-based compensation expense
Cost of revenue	$1,005	$1,047	$1,236	$1,113	$1,282
Sales and marketing	$864	$839	$1,114	$1,393	$1,943
General and administrative	$5,526	$5,699	$6,159	$6,869	$9,193
Total share-based compensation expense	$7,395	$7,585	$8,509	$9,375	$12,418
Adjusted EBITDA (1)	$87,983	$102,194	$100,744	$111,887	$121,720

Adjusted EBITDA margin	33.3%	36.1%	33.4%	35.1%	36.2%

Operating income margin	11.7%	14.0%	12.3%	12.8%	13.5%

Income from operations	$31,070	$39,765	$37,084	$40,704	$45,330
Effective tax rate	31.7%	34.5%	35.5%	35.7%	38.3%
Net operating profit after tax (NOPAT) (1)	$21,221	$26,046	$23,919	$26,173	$27,969
NOPAT margin	8.0%	9.2%	7.9%	8.2%	8.3%

Capital efficiency and returns
Interest bearing debt	$144,152	$139,126	$143,978	$149,226	$150,112
Stockholders' equity	$551,049	$599,423	$668,436	$714,819	$781,934
Less: Excess cash	$(92,931)	$(125,865)	$(150,368)	$(177,169)	$(217,333)
Capital base	$602,270	$612,684	$662,046	$686,876	$714,713
Average capital base	$575,298	$607,477	$637,365	$674,461	$700,795
Capital turnover (annualized)	1.84	1.87	1.89	1.89	1.92

Return on capital (annualized) (1)	14.8%	17.2%	15.0%	15.5%	16.0%

	Three Months Ended
(Dollar amounts in thousands, except average monthly revenue per server)	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012
Capital expenditures
Purchases of property and equipment	$67,916	$56,629	$67,604	$65,786	$54,644
Non-cash purchases of property and equipment	$25,642	$22,726	$14,712	$16,182	$30,739
Total capital expenditures	$93,558	$79,355	$82,316	$81,968	$85,383

Customer gear	$53,643	$47,376	$52,999	$53,746	$51,026
Data center build outs	$16,715	$6,568	$9,473	$3,285	$5,767
Office build outs	$8,806	$9,915	$4,666	$4,015	$3,413
Capitalized software and other projects	$14,394	$15,496	$15,178	$20,922	$25,177
Total capital expenditures	$93,558	$79,355	$82,316	$81,968	$85,383

Infrastructure capacity and utilization
Megawatts under contract at period end	41.9	48.1	47.8	58.0	58.0
Megawatts available for use at period end	29.7	30.7	32.2	32.7	33.7
Megawatts utilized at period end	20.2	20.9	21.4	22.7	23.5
Annualized net revenue per average Megawatt of power utilized	$53,994	$55,136	$56,994	$57,867	$58,179

(1) See discussion and reconciliation of our Non-GAAP financial measures to the most comparable GAAP measures.
(2) Due to rounding, totals may not equal the sum of the line items in the table above.
(3) Customers are counted on an account basis, and therefore a customer with more than one account with us would be included as more than one customer. Furthermore, amounts include SaaS customers for Jungle Disk using a Rackspace storage solution. Jungle Disk customers using a third-party storage solution are excluded.

Consolidated Quarterly Statements of Income
(Unaudited)

	Three Months Ended
(In thousands)	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012

Net revenue	$264,572	$283,261	$301,355	$318,990	$335,985
Costs and expenses:
Cost of revenue	82,445	82,851	87,240	90,052	94,731
Sales and marketing	31,838	33,452	38,502	39,613	38,924
General and administrative	69,701	72,349	83,378	86,813	93,028
Depreciation and amortization	49,518	54,844	55,151	61,808	63,972
Total costs and expenses	233,502	243,496	264,271	278,286	290,655
Income from operations	31,070	39,765	37,084	40,704	45,330
Other income (expense):
Interest expense	(1,531)	(1,304)	(1,272)	(1,233)	(1,253)
Interest and other income (expense)	(276)	(226)	137	(405)	38
Total other income (expense)	(1,807)	(1,530)	(1,135)	(1,638)	(1,215)
Income before income taxes	29,263	38,235	35,949	39,066	44,115
Income taxes	9,281	13,188	12,769	13,932	16,918
Net income	$19,982	$25,047	$23,180	$25,134	$27,197

	Three Months Ended
(Percent of net revenue)	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012

Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of revenue	31.2%	29.2%	28.9%	28.2%	28.2%
Sales and marketing	12.0%	11.8%	12.8%	12.4%	11.6%
General and administrative	26.3%	25.5%	27.7%	27.2%	27.7%
Depreciation and amortization	18.7%	19.4%	18.3%	19.4%	19.0%
Total costs and expenses	88.3%	86.0%	87.7%	87.2%	86.5%
Income from operations	11.7%	14.0%	12.3%	12.8%	13.5%
Other income (expense):
Interest expense	(0.6)%	(0.5)%	(0.4)%	(0.4)%	(0.4)%
Interest and other income (expense)	(0.1)%	(0.1)%	0.0%	(0.1)%	0.0%
Total other income (expense)	(0.7)%	(0.5)%	(0.4)%	(0.5)%	(0.4)%
Income before income taxes	11.1%	13.5%	11.9%	12.2%	13.1%
Income taxes	3.5%	4.7%	4.2%	4.4%	5.0%
Net income	7.6%	8.8%	7.7%	7.9%	8.1%
Due to rounding, totals may not equal the sum of the line items in the table above.

(1) Non-GAAP Financial Measures

Adjusted EBITDA (Non-GAAP financial measure)

We use Adjusted EBITDA as a supplemental measure to review and assess our performance.  We define Adjusted EBITDA as Net income, plus income taxes, total other (income) expense, depreciation and amortization, and non-cash charges for share-based compensation.

Adjusted EBITDA is a metric that is used in our industry by the investment community for comparative and valuation purposes. We disclose this metric in order to support and facilitate the dialogue with research analysts and investors.

Note that Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for operating income, which we consider to be the most directly comparable GAAP measure. Adjusted EBITDA has limitations as an analytical tool, and when assessing our operating performance, you should not consider Adjusted EBITDA in isolation or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. See our Adjusted EBITDA to net income reconciliations in the table below.

	Three Months Ended
(Dollars in thousands)	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012
Net revenue	$264,572	$283,261	$301,355	$318,990	$335,985

Income from operations	$31,070	$39,765	$37,084	$40,704	$45,330

Net income	$19,982	$25,047	$23,180	$25,134	$27,197
Plus: Income taxes	9,281	13,188	12,769	13,932	16,918
Plus: Total other (income) expense	1,807	1,530	1,135	1,638	1,215
Plus: Depreciation and amortization	49,518	54,844	55,151	61,808	63,972
Plus: Share-based compensation expense	7,395	7,585	8,509	9,375	12,418
Adjusted EBITDA	$87,983	$102,194	$100,744	$111,887	$121,720

Operating income margin	11.7%	14.0%	12.3%	12.8%	13.5%

Adjusted EBITDA margin	33.3%	36.1%	33.4%	35.1%	36.2%

Return on Capital (ROC) (Non-GAAP financial measure)

We define Return on Capital (ROC) as follows:

ROC = Net Operating Profit After Tax (NOPAT)
Average Capital Base

NOPAT = Income from operations x (1 – Effective tax rate)

Average capital base = Average of (Interest bearing debt + stockholders’ equity – excess cash) = Average of (Total assets – excess cash – accounts payables and accrued expenses – deferred revenue – other non-current liabilities, deferred income taxes, and deferred rent); calculated on a quarterly basis.

We define excess cash as the amount of cash and cash equivalents that exceeds our operating cash requirements, which is calculated as three percent of our annualized net revenue for the three months prior to the period end.  We will periodically review the calculation and adjust it to reflect our projected cash requirements for the upcoming year.

We believe that ROC is an important metric for investors in evaluating our company’s performance. ROC relates to after-tax operating profits with the capital that is placed into service. It is therefore a performance metric that incorporates both the Statement of Comprehensive Income and the Balance Sheet.  ROC measures how successfully capital is deployed within a company.

Note that ROC is not a measure of financial performance under GAAP and should not be considered a substitute for return on assets, which we calculate directly from amounts on the Statement of Comprehensive Income and the Balance Sheet. ROC has limitations as an analytical tool, and when assessing our operating performance, you should not consider ROC in isolation or as a substitute for other financial data prepared in accordance with GAAP. Other companies may calculate ROC differently than we do, limiting its usefulness as a comparative measure. See our ROC reconciliation to return on assets below.

	Three Months Ended
(Dollars in thousands)	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012
Income from operations	$31,070	$39,765	$37,084	$40,704	$45,330
Effective tax rate	31.7%	34.5%	35.5%	35.7%	38.3%
Net operating profit after tax (NOPAT)	$21,221	$26,046	$23,919	$26,173	$27,969

Net income	$19,982	$25,047	$23,180	$25,134	$27,197

Total assets at period end	$970,677	$1,026,482	$1,089,393	$1,138,728	$1,241,765
Less: Excess cash	(92,931)	(125,865)	(150,368)	(177,169)	(217,333)
Less: Accounts payable and accrued expenses	(148,464)	(156,004)	(153,668)	(148,091)	(177,328)
Less: Deferred revenue (current and non-current)	(17,772)	(18,281)	(20,195)	(19,227)	(18,483)
Less: Other non-current liabilities, deferred income taxes, and deferred rent	(109,240)	(113,648)	(103,116)	(107,365)	(113,908)
Capital base	$602,270	$612,684	$662,046	$686,876	$714,713

Average total assets	$929,127	$998,580	$1,057,938	$1,114,061	$1,190,247
Average capital base	$575,298	$607,477	$637,365	$674,461	$700,795

Return on assets (annualized)	8.6%	10.0%	8.8%	9.0%	9.1%
Return on capital (annualized)	14.8%	17.2%	15.0%	15.5%	16.0%

Adjusted Free Cash Flow (Non-GAAP financial measure)

We define Adjusted Free Cash Flow as Adjusted EBITDA plus non-cash deferred rent, less total capital expenditures (including non-cash purchases of property and equipment), cash payments for interest, net, and cash payments for income taxes, net.

We believe that Adjusted Free Cash Flow is an important metric for investors in evaluating how a company is currently using cash generated and may indicate its ability to generate cash that can potentially be used by the business for capital investments, acquisitions, reduction of debt, payment of dividends, etc. Note that Adjusted Free Cash Flow is not a measure of financial performance under GAAP and may not be comparable to similarly titled measures reported by other companies. See our Adjusted Free Cash Flow reconciliation to Adjusted EBITDA below, as well as our reconciliation of Net income to Adjusted EBITDA provided above.

	Three Months Ended	Nine Months Ended
(In thousands)	September 30, 2012	September 30, 2012
Adjusted EBITDA	$121,720	$334,351
Non-cash deferred rent	2,279	6,329
Total capital expenditures	(85,383)	(249,667)
Cash payments for interest, net	(1,091)	(3,526)
Cash payments for income taxes, net	(3,425)	(7,200)
Adjusted free cash flow	$34,100	$80,287

Net Leverage (Non-GAAP financial measure)

We define Net Leverage as Net Debt divided by Adjusted EBITDA (trailing twelve months).

We believe that Net Leverage is an important metric for investors in evaluating a company’s liquidity. Note that Net Leverage is not a measure of financial performance under GAAP and may not be comparable to similarly titled measures reported by other companies. We believe that Net Leverage provides an additional indicator when assessing our liquidity, capital structure and leverage and provides insight into a company's ability to assume more debt if and when required. A negative Net Leverage indicates that our cash and cash equivalents is greater than our total debt as of the balance sheet date. See our Net Leverage calculation below.

	As of
(Dollars in thousands)	September 30, 2012
Obligations under capital leases	$145,111
Debt	5,001
Total debt	$150,112
Less: Cash and cash equivalents	(257,651)
Net debt	$(107,539)
Adjusted EBITDA (trailing twelve months)	$436,545
Net leverage	(0.25)	x